Exhibit 5.1

December 5, 2007
Sierra Wireless, Inc.
13811 Wireless Way
Richmond, BC V6V 3A4
Attention:  Chief Financial Officer
Re:	Amended and Restated 1997 Stock Option Plan
     We have acted as Canadian counsel to Sierra Wireless, Inc. (the “Company”) in connection with the Form S-8 Registration Statement (the “Registration Statement”) of the Company’s Amended and Restated 1997 Stock Option Plan, as amended (the “Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.
     All capitalized words and terms used but not defined in this opinion shall have the respective meanings given in the Registration Statement.
Documents Examined
     We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for purpose of the opinions hereinafter expressed including:
(a)	the Articles of Incorporation and by-laws of the Company;

(b)	minutes of the meeting of the directors of the Company dated October 26, 2007; and

(c)	a certificate of compliance in respect of the Company, dated December 4, 2007, issued by Industry Canada pursuant to the Canada Business Corporations Act.
Assumptions
            In making our examination, we have assumed:
(a)	the capacity of individuals;

(b)	the genuineness of all signatures other than those of the Company;
Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

(c)	the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as photocopies, certified copies or facsimiles thereof; and

(d)	that statements made by government officials in certificates provided by them are true and correct as at the time they were made and continue to be true and correct from such time to the time of delivery of this opinion.
Opinions
            Based on and subject to the foregoing, we are of the opinion that:
1.	The Company has been duly incorporated and is validly existing and in good standing with respect to the filing of annual reports with the Director, Industry Canada.

2.	The Plan has been duly authorized by the Company.

3.	Upon the due and proper exercise of options granted under the Plan and receipt by the Company of the aggregate exercise price therefor in accordance with the terms of the Plan and the applicable option certificate, the common shares of the Company in respect of which the option is exercised will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company.
     The opinions expressed herein relate only to the Province of British Columbia and the federal laws of Canada applicable therein in effect on the date hereof.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
Yours very truly,
“Blake, Cassels & Graydon LLP”
Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario